Exhibit 99.2

Israel’s Energy Minister Grants Megiddo-Jezreel License Annexation for Zion Oil & Gas

Dallas, Texas and Caesarea, Israel – April 1, 2015 – Zion Oil & Gas, Inc. (“Zion” or “Company”) (NASDAQ ZN) announced today that, on March 29, 2015, the State of Israel's Minister of Infrastructure, Energy and Water Resources (the “Energy Minister”) approved the annexation of 67,950 dunam (approximately 16,791 acres) into Zion’s existing Megiddo-Jezreel Petroleum Exploration License No. 401. The additional acreage derived from the southern portion of Zion’s former Jordan Valley License. An approximate equal amount of acreage was relinquished from our Megiddo-Jezreel License so that the overall total area of our license remains at approximately 400,000 dunam (400 square kilometers or 98,842 acres), the maximum size authorized under Israeli law. Zion filed our application to Israel’s Petroleum Commissioner on April 10, 2014 so it has taken almost one year to gain final approval.

Zion’s Megiddo-Jezreel License with Approved Annexation

(Shaded relief map of license area illustrating key physiographic features)

Victor G. Carrillo, Zion’s President and Chief Operating Officer, said, “This license annexation approval from Israel’s Energy Minister Silvan Shalom is further affirmation that Zion is on the right path in our future oil exploration efforts. We still have key regulatory and financial requirements ahead of us before we can drill our next deep exploratory well but we continue moving forward. Our license area appears to have all of the geologic ingredients of an active petroleum system with good potential and we still plan to spud our well in 2015.”

Zion explores for oil and gas in Israel and currently holds the Megiddo-Jezreel License, a large onshore area of approximately 99,000 acres. Under Israeli law, Zion has the exclusive right to oil and gas exploration within its license area in that no other company may drill there.

For updates on operational activities, please visit Zion’s website: www.zionoil.com

Zion’s common stock trades on the NASDAQ Global Market under the symbol “ZN.”

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, plans to achieve certain milestones, and plans for future drilling, are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact:
Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231

Telephone: 214-221-4610
Email: dallas@zionoil.com

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